Exhibit 5.1

[National Penn Bancshares, Inc. Letterhead]

September 15, 2009

Board of Directors

National Penn Bancshares, Inc.

Philadelphia and Reading Avenues

Boyertown, PA  19512

Re:          National Penn Bancshares, Inc. Common Stock

Ladies and Gentlemen:

You have asked me to provide you with my opinion as to whether the 26,700,000 (the “Shares”) common shares, without par value, of National Penn Bancshares, Inc. (the “Company”) which have been offered and sold pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-155234) (as amended or supplemented, the “Registration Statement”) are duly and validly issued, fully paid and non-assessable.

In connection with this matter, I, as securities counsel to the Company, have reviewed the Business Corporation Law of the Commonwealth of Pennsylvania, the Company’s Articles of Incorporation, the Company’s Bylaws, certain resolutions of the Board of Directors of the Company (the “Board of Directors”) and the Offering Committee of the Board of Directors relating to the Shares, the Registration Statement and such other documents and authority as I have deemed necessary under the circumstances to render the opinion hereinafter set forth.

Based upon such review, it is my opinion that the Shares are duly and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K in connection with the offering of the Shares.

Very truly yours,

/s/ H. Anderson Ellsworth
H. Anderson Ellsworth, Esquire
Executive Vice President and
Securities Law Compliance Director